UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

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BOOT BARN HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement for Annual Meeting of Stockholders

July 20, 2017

Dear Fellow Boot Barn Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Boot Barn Holdings, Inc., which will be held at Boot Barn Holdings, Inc., 15345 Barranca Pkwy., Irvine, California 92618, on Wednesday, August 30, 2017, at 11:30 a.m. local time.

At the Annual Meeting, we will ask you to elect all seven members of our board of directors, ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2018 fiscal year and approve the Boot Barn Holdings, Inc. Cash Incentive Plan for Executives.

We have elected to provide access to the proxy materials over the internet, other than to those stockholders who requested a paper copy, under the Securities and Exchange Commission’s “notice and access” rules to reduce the environmental impact and cost of our Annual Meeting. However, if you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the internet, by telephone, or by mail, in accordance with the instructions included in the Proxy Statement.

On behalf of the board of directors, we would like to thank you for your continued interest and investment in Boot Barn Holdings, Inc.

Sincerely,

James G. Conroy

President and Chief Executive Officer

BOOT BARN HOLDINGS, INC.

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Wednesday, August 30, 2017 at 11:30 a.m. local time.

Place:	Boot Barn Holdings, Inc., 15345 Barranca Pkwy., Irvine, California 92618.

Items of Business:	(1)	To elect directors to serve until the 2018 annual meeting of stockholders or until their successors are duly elected and qualified.

	(2)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2018.
	(3)	To approve the Boot Barn Holdings, Inc. Cash Incentive Plan for Executives.

	(4)	To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

Adjournments and Postponements:

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	Holders of record of our common stock as of the close of business on July 5, 2017 will be entitled to notice of, and to vote at, the Annual Meeting.

Voting:

Your vote is very important. All stockholders as of the record date are cordially invited to attend the Annual Meeting and vote in person. To assure your representation at the meeting, however, we urge you to vote by proxy as promptly as possible over the Internet or by phone as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. You may vote in person at the meeting even if you have previously returned a proxy.

By Order of the board of directors,

Gregory V. Hackman Chief Financial Officer and Secretary

This notice of Annual Meeting and proxy statement and form of proxy are being distributed and made available on or about July 20, 2017.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder

Meeting to be held on August 30, 2017.

This proxy statement and our 2017 Annual Report to Stockholders, are available at http://investor.bootbarn.com.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should review all of the information contained in the proxy statement before voting.

Annual Meeting of Stockholders

Date:	Wednesday, August 30, 2017
Time:	11:30 a.m., local time
Location:	Boot Barn Holdings, Inc., 15345 Barranca Pkwy., Irvine, California 92618
Record Date:	July 5, 2017
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote.

Proposals and Voting Recommendations

	Board Recommendation	Page
Election of Directors
Peter Starrett	For	6
Greg Bettinelli	For	6
Brad J. Brutocao	For	7
James G. Conroy	For	7
Christian B. Johnson	For	7
Brenda I. Morris	For	8
J. Frederick Simmons	For	8
Ratification of Deloitte & Touche LLP as our independent registered public accounting firm	For	22
Approval of the Boot Barn Holdings, Inc. Cash Incentive Plan for Executives	For	23

Voting Methods

You can vote in one of four ways:

Visit www.envisionreports.com/BOOT to vote VIA THE INTERNET
Call 1‑800‑652‑VOTE (8683) to vote BY TELEPHONE
Sign, date and return your proxy card in the prepaid enclosed envelope to vote BY MAIL
Attend the meeting to vote IN PERSON

To reduce our administrative and postage costs and the environmental impact of the Annual Meeting, we encourage stockholders to vote via the Internet or by telephone, both of which are available 24 hours a day, seven days a week, until 5:00 p.m. Central Time on August 29, 2017. Stockholders may revoke their proxies at the times and in the manners described on page 4 of this proxy statement.

If your shares are held in “street name” through a bank, broker or other holder of record, you will receive voting instructions from the holder of record that you must follow in order for your shares to be voted. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares.

BOOT BARN HOLDINGS, INC.

15345 Barranca Pkwy.

Irvine, California 92618

2017 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This Proxy Statement and the enclosed form of proxy are solicited on behalf of Boot Barn Holdings, Inc., a Delaware corporation, by our board of directors for use at the 2017 Annual Meeting of Stockholders, (referred to as the “Annual Meeting”) and any postponements or adjournments thereof. The Annual Meeting will be held at Boot Barn Holdings, Inc., 15345 Barranca Pkwy., Irvine, California 92618, on Wednesday, August 30, 2017, at 11:30 a.m. local time.

Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (referred to as the “SEC”) that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2017 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2017 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials are being first released on or about July 20, 2017 to all stockholders entitled to vote at the meeting.

Record Date

Stockholders of record at the close of business on July 5, 2017, which we have set as the record date, are entitled to notice of and to vote at the meeting.

Number of Outstanding Shares

On the record date, there were 26,592,127 outstanding shares of our common stock, par value $0.0001 per share.

Requirements for a Quorum

The holders of a majority of the issued and outstanding shares of common stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

Votes Required for Each Proposal

Assuming that a quorum is present, directors shall be elected by a plurality of the votes cast by shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Therefore, the seven nominees who receive the greatest number of affirmative votes cast shall be elected as directors. We do not have cumulative voting rights for the election of directors.

The proposal to ratify Deloitte & Touche LLP as the independent registered public accounting firm of our Company for the fiscal year ending March 31, 2018 shall be decided by the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote thereon.

The proposal to approve the Boot Barn Holdings, Inc. Cash Incentive Plan for Executives shall be decided by the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote thereon.

The vote on each matter submitted to stockholders is tabulated separately. ComputerShare Trust Company, N.A., or a representative thereof, will tabulate the votes.

Our Board’s Recommendation for Each Proposal

Our board of directors recommends that you vote your shares:

•“FOR” each director nominee;

•“FOR” the ratification of Deloitte & Touche LLP as the independent registered public accounting firm of our Company for the fiscal year ending March 31, 2018; and

•“FOR” the approval of the Boot Barn Holdings, Inc. Cash Incentive Plan for Executives.

Voting Instructions

You may vote your shares by proxy by doing any one of the following: vote via the Internet at www.envisionreports.com/BOOT; call 1‑800‑652‑VOTE (8683) to vote by telephone; or sign, date and return your proxy or voting instruction card in the prepaid enclosed envelope to vote by mail. When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed.

If a proxy card is properly executed and returned and no voting specification is indicated, the shares will be voted (1) “for” the election of each of the seven nominees for director set forth in this proxy statement, (2) “for” the proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of our Company for the fiscal year ending March 31, 2018,  (3) “for” the approval of the Boot Barn Holdings, Inc. Cash Incentive Plan for Executives, and (4) as the persons specified in the proxy deem advisable in their discretion on such other matters as may come before the meeting. As of the date of this proxy statement, we have received no notice of any such other matters.

If you attend the Annual Meeting, you may vote in person even if you have previously voted via the Internet or by phone or returned a proxy or voting instruction card by mail, and your in‑person vote will supersede any vote previously cast.

Broker Non‑Votes and Abstentions

If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank, or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non‑routine matters. If the broker, bank, or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non‑routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a “broker non‑vote.”

The election of directors (“Proposal 1”) is a matter considered non‑routine under applicable rules. Therefore, a broker, bank, or other nominee cannot vote without your instructions on Proposal 1; as a result, there may be broker non‑votes on Proposal 1. For your vote to be counted in the above proposal, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting using the voting instruction form provided by your broker, bank, or other nominee.

The ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2018 (“Proposal 2”) is a matter considered routine under applicable rules. A broker, bank, or other nominee may generally vote on routine matters, and therefore no broker non‑votes are expected to exist in connection with Proposal 2.

The approval of the Boot Barn Holdings, Inc. Cash Incentive Plan for Executives (“Proposal 3”) is a matter considered non‑routine under applicable rules. Therefore, a broker, bank, or other nominee cannot vote without your instructions on Proposal 3; as a result, there may be broker non‑votes on Proposal 3.  For your vote to be counted in the above proposal, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting using the voting instruction form provided by your broker, bank, or other nominee.

Broker non‑votes and abstentions each are counted for determining the presence of a quorum. The election of directors requires a plurality of votes cast. Neither broker non‑votes nor any withhold votes in the election of directors will have any effect thereon. With respect to the proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of our Company for the fiscal year ending March 31, 2018, because they represent shares present and entitled to vote that are not voted in favor of such proposal, abstentions have the same effect as votes “against” such proposal. With respect to the proposal to approve the Boot Barn Holdings, Inc. Cash Incentive Plan for Executives, because they do not represent shares present and entitled to vote on such proposal, broker non-votes will have no effect on such proposal, and because they represent shares present and entitled to vote that are not voted in favor of such proposal, abstentions will have the same effect as votes “against” such proposal.

Revoking Proxies

Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy (via internet, telephone or mail) bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Election Inspector

We have engaged ComputerShare Trust Company, N.A. to be the election inspector. Votes cast by proxy or in person at the meeting will be tabulated by such election inspector, who will determine whether a quorum is present. The election inspector will treat broker non‑votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the “Broker Non‑Votes and Abstentions” section of this proxy statement for purposes of determining the approval of any matter submitted to stockholders for a vote.

Voting Results

The final voting results from the Annual Meeting will be included in a Current Report on Form 8‑K to be filed with the SEC within four business days of the Annual Meeting.

Costs of Solicitation of Proxies

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e‑mail, without additional compensation. We do not expect to engage or pay any compensation to a third‑party proxy solicitor.

Householding

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials, and as applicable, any additional proxy materials that are delivered. A separate proxy card for each stockholder of record will be included in the printed materials. This procedure reduces our printing costs, mailing costs and fees. Upon written request, we will promptly deliver a separate copy of the Notice or, if applicable, the printed proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice or Annual Report or, if applicable, the printed proxy materials, please notify us by sending a written request to our Corporate Secretary at 15345 Barranca Pkwy., Irvine, California 92618. Street name stockholders may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Availability of our Filings with the SEC and Additional Information

Through our investor relations website, http://investor.bootbarn.com, we make available free of charge all of our SEC filings, including our proxy statements, our Annual Reports on Form 10‑K, our Quarterly Reports on Form 10‑Q, and our Current Reports on Form 8‑K, as well as Form 3, Form 4, and Form 5 reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Exchange Act. We will also provide upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report on Form 10‑K for the fiscal year ended April 1, 2017 as filed with the SEC. Any exhibits listed in the Form 10‑K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at our executive offices set forth in this proxy statement.

All of our SEC filings can also be accessed through the SEC’s website, http://www.sec.gov, or reviewed and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call (800) 732-0330 for further information on the Public Reference Room.

The common stock of the Company is listed on the NYSE, and reports and other information on the Company can be reviewed at the office of the NYSE at 11 Wall Street, New York, NY 10005.

Information Deemed Not Filed

Our 2017 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The information contained in the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Other Information

We report our results of operations on a 52‑ or 53‑week fiscal year ending on the last Saturday in March, unless April 1 is a Saturday, in which case the fiscal year ends April 1. In a 52-week fiscal year, each quarter includes thirteen weeks of operations; in a 53-week fiscal year, the first, second and third quarters each include thirteen weeks of operations and the fourth quarter includes fourteen weeks of operations. Our last three completed fiscal years ended on March 28, 2015, March 26, 2016 and April 1, 2017.  The year ending April 1, 2017 was a 53-week period and the years ending March 26, 2016 and March 28, 2015 were each 52‑week periods. We refer to our fiscal years ended March 28, 2015, March 26, 2016 and April 1, 2017 as “fiscal 2015,” “fiscal 2016” and “fiscal 2017,” respectively.

Boot Barn Holdings, Inc. was formed in Delaware on November 17, 2011 as WW Top Investment Corporation to facilitate the recapitalization with Freeman Spogli & Co., on December 12, 2011 (the “Recapitalization”). Funds affiliated with Freeman Spogli & Co. purchased shares of our common stock representing an indirect 90.4% equity interest in our then‑existing subsidiary, Boot Barn Holding Corporation. In connection with the Recapitalization, management and other investors purchased shares of our common stock and common stock of Boot Barn Holding Corporation, collectively representing an indirect 9.6% equity interest in Boot Barn Holding Corporation. On June 9, 2014, WW Holding Corporation and Boot Barn Holding Corporation were each merged with and into WW Top Investment Corporation. On June 10, 2014, the legal name of WW Top Investment Corporation was changed to Boot Barn Holdings, Inc. As used in this proxy statement, unless the context otherwise requires, references to the “Company,” “Boot Barn,” “we,” “us” and “our” refer to Boot Barn Holdings, Inc. and, where appropriate, its subsidiaries.

CORPORATE GOVERNANCE

Our Board

Our business and affairs are managed by our board of directors, which consists of seven members.

Peter Starrett Chairman of the Board Age: 69 Director since: 2011 Chairman since: 2012 Committees: Audit Compensation

Mr. Starrett has served as Chairman of the Board since 2012 and as a member of our board of directors since 2011. From May to November of 2012, Mr. Starrett served as our interim Chief Executive Officer. Mr. Starrett has over 30 years of experience in the retail industry. In 1998, Mr. Starrett founded Peter Starrett Associates, a retail advisory firm, and has served as its President since that time. From 1990 to 1998, Mr. Starrett served as the President of Warner Bros. Studio Stores Worldwide, a specialty retailer. Previously, he was Chairman and Chief Executive Officer at The Children's Place, a specialty clothing retailer. Prior to that, he held senior executive positions at both Federated Department Stores and May Department Stores, each a department store retailer. Mr. Starrett serves on the board of directors of Floor & Decor, Inc., a retailer of hard surface flooring. In addition, he is a member of the board of directors of several private companies. Previously, he was also Chairman of the Board of Pacific Sunwear, Inc., and served on the board of directors of hhgregg, Inc.  Mr. Starrett received a bachelor's degree from the University of Denver and received a master's degree in business administration from Harvard University. We believe that Mr. Starrett is qualified to serve on our board of directors because of his extensive experience as an officer and director of both public and private companies in the retail industry.

Greg Bettinelli Independent Director Age: 45 Director since: 2012 Committee: Audit

Mr. Bettinelli has served as a member of our board of directors since 2012. Mr. Bettinelli has over 15 years of experience in the Internet and e‑commerce industries. Since January 2014, Mr. Bettinelli has been a Partner with Upfront Ventures, a venture capital firm. From 2009 to 2013, Mr. Bettinelli was the Chief Marketing Officer for HauteLook, a leading online flash‑sale retailer. From 2008 to 2009, Mr. Bettinelli was Executive Vice President of Business Development and Strategy at Live Nation, a ticketing business. From 2003 to 2008, Mr. Bettinelli held a number of leadership positions at eBay, including Senior Director of Business Development at StubHub and Director of Event Tickets and Media. Mr. Bettinelli also previously served on the board of directors of hhgregg, Inc., a retailer of appliances and consumer electronics. Mr. Bettinelli received a bachelor’s degree from the University of San Diego and a master’s degree in business administration from Pepperdine University. We believe that Mr. Bettinelli is qualified to serve on our board of directors because of his extensive experience in online retail marketing and e‑commerce.

Brad J. Brutocao Independent Director Age: 43 Director since: 2011 Committees: Compensation, Chairperson Corporate Governance and Nominating

Mr. Brutocao has served as a member of our board of directors since 2011. In 1997, Mr. Brutocao joined Freeman Spogli & Co., a private equity investment firm and a stockholder, and, in 2008, became a partner. From 1995 to 1997, Mr. Brutocao was employed by Morgan Stanley & Co. Incorporated in the Mergers and Acquisitions Group and Corporate Finance Department. Mr. Brutocao currently serves on the boards of directors of the parent entities of Arhaus LLC, a home furnishings retailer, City Barbeque, a fast-casual restaurant concept, Floor & Decor Holdings, Inc., a retailer of hard surface flooring, Plantation Products LLC, a supplier of lawn and garden consumables, and Regent Holding, a supplier of home décor and accent products. Mr. Brutocao received his bachelor’s degree from the University of California, Los Angeles. We believe that Mr. Brutocao is qualified to serve on our board of directors because of his experience managing investments in, and serving on the boards of, companies operating in the retail and consumer industries.

James G. Conroy Director Age: 47 Director since: 2012

Mr. Conroy has been a director and our President and Chief Executive Officer since 2012. Prior to joining Boot Barn, Mr. Conroy was with Claire’s Stores, Inc. from 2007 to 2012 where Mr. Conroy served as Chief Operating Officer and Interim Co‑Chief Executive Officer in 2012, President from 2009 to 2012 and Executive Vice President from 2007 to 2009. Before joining Claire’s Stores, Inc., Mr. Conroy was also employed by Blockbuster Entertainment Group from 1996 to 1998, Kurt Salmon Associates from 2003 to 2005 and Deloitte Consulting in various capacities. Mr. Conroy received a bachelor’s degree in business management and marketing and a master’s degree in business administration from Cornell University. We believe Mr. Conroy is qualified to serve on our board of directors because of his expertise in the strategic and operational aspects of the retail industry, which he has gained during his 24 years working in the industry.

Christian B. Johnson Independent Director Age: 36 Director since: 2011 Committee: Corporate Governance and Nominating, Chairperson

Mr. Johnson has served as a member of our board of directors since 2011. In 2006, Mr. Johnson joined Freeman Spogli & Co., a private equity investment firm and a stockholder, and, in January 2016, became a partner. From 2003 to 2006, Mr. Johnson was employed by Wachovia Securities (now Wells Fargo Securities) in the Leveraged Finance Group. Mr. Johnson currently serves on the boards of directors of the parent entities of First Watch Restaurants, Inc., a breakfast, brunch and lunch restaurant chain, Osprey Packs, Inc., an iconic, outdoor lifestyle brand, and Regent Holding Company, a designer and wholesaler of home décor and accent products. Mr. Johnson received his bachelor’s degree from Colgate University. We believe that Mr. Johnson is qualified to serve on our board of directors because of his experience and insights into strategic expansion opportunities, transactional structuring and debt and equity financing.

Brenda I. Morris Independent Director Age: 52 Director since: 2014 Committees: Audit, Chairperson Corporate Governance and Nominating

Ms. Morris was appointed to our Board of Directors in September 2014. Ms. Morris has over 30 years of experience in finance, accounting and operations roles, with over 25 years in the consumer products, retail and wholesale sectors. In October 2016, Ms. Morris joined Apex Parks Group, a privately held operating company formed in 2014 acquiring 17 amusement parks and family entertainment centers since inception, as its Chief Financial Officer. Ms. Morris previously served at Hot Topic, Inc., a specialty retailer, as Senior Vice President, Finance from 2015 to October 2016. Ms. Morris previously served as Chief Financial Officer for 5.11 Tactical, a tactical gear and apparel wholesaler and retailer, from 2013 to 2015, as Chief Financial Officer for Love Culture, a young women’s fashion retailer, from 2011 to 2013, and as Chief Financial Officer for Icicle Seafoods, a premium seafood processor and distributor, from 2009 to 2011. Ms. Morris was also Chief Operating Officer and Chief Financial Officer of iFloor.com from 2007 to 2009, Chief Financial Officer at Zumiez Inc. from 2003 to 2007, and Director of Finance and then Vice President/Chief Financial Officer at K2 Corporation from 1999 to 2003. Ms. Morris also serves on the Board of Directors for Duluth Holdings Inc. (Nasdaq, DLTH) as well as on their Compensation Committee, joining their board in September 2015. Ms. Morris also serves on the advisory board of Asarasi, Inc., and she has served on the Pacific Lutheran University Board of Regents since 2011. Ms. Morris has served on several non-profit boards in various capacities, including Treasurer, and on an audit committee and a compensation committee. Ms. Morris is a CPA (inactive), Certified Management Accountant and Certified Global Management Accountant. Ms. Morris holds a bachelor’s degree in business administration with a concentration in accounting from Pacific Lutheran University and a M.B.A. from Seattle University. We believe that Ms. Morris is qualified to serve on our board of directors because her extensive experience in accounting and executive management provides her with the ability to share valuable insights into financial reporting, corporate finance, transactional knowledge and operations.

J. Frederick Simmons Independent Director Age: 62 Director since: 2011 Committee: Compensation

Mr. Simmons has served as a member of our board of directors since 2011. In 1986, Mr. Simmons joined Freeman Spogli & Co., a private equity investment firm and a stockholder, and became a partner in 1991. Prior to joining Freeman Spogli & Co., Mr. Simmons was a Vice President at Bankers Trust Company, specializing in lending to leveraged buyouts. From 1978 to 1984, he held other key positions with Bankers Trust, including responsibility for middle‑market lending in Southern California and serving in the Commercial Banking Group in New York City. Mr. Simmons also serves on the board of directors of totes››Isotoner Holdings Corp., a designer, marketer and distributor of high quality branded rain products, cold weather products, footwear and related accessories and Osprey Packs, Inc., an iconic active lifestyle brand and the global leader in technical packs for outdoor, travel, cycling, running, kids and urban adventures. Mr. Simmons received his bachelor’s degree from Williams College and his master’s degree in business administration from New York University. We believe that Mr. Simmons is qualified to serve on our board of directors because of his extensive experience as a board member of numerous retail and consumer businesses and his extensive experience and insight into strategic expansion opportunities, capital markets and capitalization strategies.

Board Structure

Currently our board of directors consists of seven directors. Our amended and restated bylaws provide that our board of directors will consist of the number of directors that our board of directors may determine from time to time, up to a maximum of nine directors. Our board of directors has determined that Mr. Bettinelli, Mr. Brutocao, Mr. Johnson, Ms. Morris, Mr. Simmons and Mr. Starrett are currently independent for the purpose of serving on our board of directors under the independence standards promulgated by the NYSE.

Board Leadership Structure

Our board of directors has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the Board. It is the board’s view that rather than having a rigid policy, the board, with the advice and assistance of the nominating and corporate governance committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether to institute a formal policy. Currently, our leadership structure separates these roles, with Mr. Starrett serving as our Chairman of the Board and Mr. Conroy serving as our President and Chief Executive Officer. Our board believes that separating these roles provides the appropriate balance between strategy development, flow of information between management and the board of directors, and oversight of management. By segregating the roles of the Chairman and the Chief Executive Officer, we reduce any duplication of effort between the Chief Executive Officer and the Chairman. We believe this provides guidance for our board of directors, while also positioning our Chief Executive Officer as the leader of the Company in the eyes of our customers, employees, and other stakeholders. As Chairman, Mr. Starrett, among other responsibilities, presides over regularly scheduled meetings of the board, serves as a liaison between the directors, and performs such additional duties as our board of directors may otherwise determine and delegate. By having Mr. Starrett serve as Chairman of the Board, Mr. Conroy is better able to focus his attention on running our Company.

The Board’s Role in Risk Oversight

Our board of directors is primarily responsible for overseeing our risk management processes. Our board, as a whole, determines the appropriate level of risk for our Company, assesses the specific risks that we face, and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our board administers this risk management oversight function, our audit committee supports our board in discharging its oversight duties and addresses risks inherent in its area.

Board Participation

Our board of directors held four meetings in fiscal 2017. During fiscal 2017, each of our directors attended 75% or more of all of the meetings of our board of directors and of the committees on which he or she serves. We regularly schedule executive sessions in which independent directors meet without the presence or participation of management.

We encourage our directors to attend each annual meeting of stockholders. All of our directors attended the 2016 annual meeting of stockholders in person  (four) or by participating by telephone (three).

Board Committees

Our board of directors has the authority to appoint committees to perform certain management and administration functions. Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors.

Audit Committee

Our audit committee provides oversight of our accounting and financial reporting process, the audit of our financial statements and our internal control function. Among other matters, the audit committee is responsible for the following:

•assisting the board of directors in oversight of our independent registered public accounting firm’s qualifications, independence and performance;

•the engagement, retention, oversight, evaluation and compensation of our independent registered public accounting firm;

•reviewing the scope of the annual audit;

•reviewing and discussing with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements, including the disclosures in our annual and quarterly reports filed with the SEC;

•reviewing our risk assessment and risk management processes;

•reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•establishing procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters;

•approving audit and permissible non‑audit services provided by our independent registered public accounting firm; and

•reviewing the performance of the audit committee, including compliance with its charter.

Our audit committee is comprised of Brenda I. Morris, the chair of the committee, Peter Starrett and Greg Bettinelli. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the NYSE. Our board of directors has determined that Ms. Morris is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. Ms. Morris, Mr. Bettinelli and Mr. Starrett are all independent directors as defined under the applicable rules and regulations of the SEC and the NYSE. Our audit committee has a written charter that sets forth the audit committee’s purpose and responsibilities. A copy of the charter is available on our website and described under “Availability of Corporate Governance Information” on page 12.

Our audit committee met four times during fiscal 2017.

Compensation Committee

Our compensation committee adopts, administers and reviews the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. Among other matters, the compensation committee is responsible for the following:

•evaluating annually the performance of our Chief Executive Officer in consultation with the board of directors;

•reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer;

•determining the compensation of our Chief Executive Officer based on its evaluation and review;

•reviewing and approving the compensation of all other executive officers;

•adopting and administering our equity compensation plans;

•making recommendations regarding non‑employee director compensation to the full board of directors;

•reviewing the performance of the compensation committee, including compliance with its charter; and

•retaining and supervising compensation consultants and other advisors to the compensation committee and evaluating independence and conflict of interest issues with respect to these advisors to ensure compliance with applicable laws and listing standards.

Our compensation committee is comprised of Brad J. Brutocao, the chair of the committee, Peter Starrett and J. Frederick Simmons. Mr. Brutocao, Mr. Starrett and Mr. Simmons are all independent directors as defined under the applicable rules and regulations of the SEC and the NYSE. The members of our compensation committee, other than Mr. Starrett, are “non‑employee directors” within the meaning of Rule 16b‑3 under the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Our compensation committee has a written charter that sets forth the committee’s purpose and responsibility. A copy of the charter is available on our website and described under “Availability of Corporate Governance Information” on page 12.

Our compensation committee met two times during fiscal 2017.

Nominating and Corporate Governance Committee

Our corporate governance and nominating committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our board of directors, identification, evaluation and nomination of director candidates and the structure and composition of committees of our board of directors. Among other matters, the nominating and corporate governance committee is responsible for the following:

•identifying individuals qualified to become board members;

•overseeing our corporate governance guidelines;

•approving our committee charters;

•overseeing compliance with our code of business conduct and ethics;

•contributing to succession planning;

•reviewing actual and potential conflicts of interest of our directors and officers;

•overseeing the management evaluation process;

•overseeing the board self‑evaluation process; and

•reviewing the performance of the nominating and corporate governance committee, including compliance with its charter.

Our nominating and corporate governance committee is comprised of Christian B. Johnson, the chair of the committee, Brad J. Brutocao and Brenda I. Morris. Mr. Johnson, Mr. Brutocao and Ms. Morris are all independent directors as defined under the applicable rules and regulations of the SEC and the NYSE. Our nominating and corporate governance committee has a written charter that sets forth the committee’s purpose and responsibilities. A copy of the charter is available on our website and described under “Availability of Corporate Governance Information” on page 12.

Our nominating and corporate governance committee met two times during fiscal 2017.

Identifying and Evaluating Director Candidates

Our nominating and corporate governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors. Stockholders wishing to recommend director candidates for consideration by the nominating and corporate governance committee may do so by writing to the Corporate Secretary at 15345 Barranca Pkwy., Irvine, California 92618, and giving the recommended nominee’s name, biographical data and qualifications, accompanied by the written consent of the recommended nominee.

The evaluation process for director nominees who are recommended by our stockholders is the same as for any other nominee and is based on numerous factors that our nominating and corporate governance committee considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity reflecting ethnic background, gender and professional experience, and the extent to which the nominee would fill a present need on our board of directors.

Board Diversity

While we do not have a formal policy outlining the diversity standards to be considered when evaluating director candidates, our objective is to foster diversity of thought on our board of directors. To accomplish that objective, the nominating and corporate governance committee considers ethnic and gender diversity, as well as differences in perspective, professional experience, education, skill, and other qualities in the context of the needs of our board of directors. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis prohibited by law. The nominating and corporate governance committee evaluates its effectiveness in achieving diversity on the board of directors through its annual review of board member composition.

Availability of Corporate Governance Information

Our board of directors has adopted charters for our audit, compensation, and nominating and corporate governance committees describing the authority and responsibilities delegated to the committee by our board of directors. Our board of directors has also adopted corporate governance guidelines and a code of business conduct and ethics that applies to all of our employees, including our executive officers and directors, and those employees responsible for financial reporting. As required under the applicable rules and regulations of the SEC and the NYSE, our code of business conduct and ethics addresses, among other things, conflicts of interest, public disclosure, corporate opportunities, confidentiality, fair dealing, protection and proper use of listed Company assets, compliance with laws, rules and regulations, whistleblowing and enforcement provisions. Any waiver of our code of business conduct and ethics with regard to a director or executive officer may only be authorized by our board of directors or the audit committee. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by applicable SEC or NYSE rules. We post on our website, at http://investor.bootbarn.com, the charters of our audit, compensation, and nominating and corporate governance committees and our corporate governance guidelines and the code of business conduct and ethics referenced above. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement. These documents are also available in print to any stockholder requesting a copy in writing from our Corporate Secretary at 15345 Barranca Pkwy., Irvine, California 92618.

Communications with our Board of Directors

Stockholders and other interested parties wishing to communicate with our board of directors or with an individual member of our board of directors may do so by writing to our board of directors or to the particular member of our board of directors, and mailing the correspondence to our Corporate Secretary at 15345 Barranca Pkwy., Irvine, California 92618.

All such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

Our Nominating and Corporate Governance Committee recommended, and the board of directors nominated:

•Greg Bettinelli

•Brad J. Brutocao

•James G. Conroy

•Christian B. Johnson

•Brenda I. Morris

•J. Frederick Simmons

•Peter Starrett

as nominees for election as members of our board of directors. Each nominee is presently a director of our Company and has consented to serve a one‑year term if elected, concluding at the 2018 annual meeting of stockholders. Biographical information about each of our directors, including the nominees, is contained in the section above. At the Annual Meeting, seven directors will be elected to our board of directors.

Required Vote

The seven nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” each of these seven nominees.

Recommendation of the Board

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE ABOVE‑NAMED NOMINEES.

DIRECTOR COMPENSATION

In connection with our initial public offering in October 2014, our board of directors approved a compensation policy for our directors who are not our employees and who are not affiliated with Freeman Spogli & Co. (“Outside Directors”). Under this policy, Outside Directors receive an annual cash retainer of $40,000, payable quarterly, and reimbursement of expenses relating to attendance at board and board committee meetings. In addition, the chairperson of our board of directors, if an Outside Director, receives an additional annual cash retainer of $25,000 and the chairperson of our audit committee, if an Outside Director, receives an additional annual cash retainer of $15,000, payable quarterly.

In addition to the cash compensation discussed above, beginning in fiscal 2017, we have granted to our Outside Directors under our 2014 Equity Incentive Plan restricted shares of our common stock with a market value of $50,000 (determined in May). These shares are subject to forfeiture provisions that lapse on the first anniversary of the date of grant subject to continued service as a member of our board of directors.

Our board of directors recognizes that stock ownership by directors may strengthen their commitment to the long‑term future of our Company and further align their interests with those of our stockholders. Accordingly, our Outside Directors are encouraged to own shares of our common stock (including shares owned outright, unvested shares, and stock options or other equity grants) having a value over time of at least three times their annual cash retainer until he/she leaves the board.

Director Compensation Table

The following table sets forth a summary of the compensation paid to our Outside Directors in fiscal 2017.

	Fees Earned or			All Other
Name	Paid in Cash	Share Awards (1)	Option Awards	Compensation	Total
Greg Bettinelli	$40,000	$42,425	$-	$-	$82,425
Brenda Morris	55,000	42,425	-	-	97,425
Peter Starrett	65,000	42,425	-	-	107,425

(1)

The amounts in this column reflect the aggregate grant date fair value of each share award granted during the fiscal year, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended April 1, 2017.

The following table lists all outstanding equity awards held by our directors as of April 1, 2017.

	Option Awards				Stock Awards (1)
Name	Date of Grant	Number of Shares Underlying Option	Exercise Price	Option Expiration Date	Date of Grant	Shares/units not vested (#)	Market value of units not vested ($)

Greg Bettinelli	1/27/2012	29,445	$2.00	1/27/2022
	1/27/2012	19,630	4.00	1/27/2022
	1/27/2012	29,445	6.00	1/27/2022
	1/27/2012	19,630	8.00	1/27/2022
					5/20/2016	5,967	59,014

Peter Starrett	1/27/2012	58,875	2.00	1/27/2022
	1/27/2012	39,250	4.00	1/27/2022
	1/27/2012	58,875	6.00	1/27/2022
	1/27/2012	39,250	8.00	1/27/2022
	12/21/2012	59,780	5.47	12/21/2022
	12/21/2012	14,945	7.47	12/21/2022
	12/21/2012	59,780	9.21	12/21/2022
	12/21/2012	14,945	11.21	12/21/2022
					5/20/2016	5,967	59,014

Brenda Morris					5/20/2016	5,967	59,014

(1)	The restricted stock units held by the directors as of April 1, 2017 were granted on May 20, 2016 and vested fully on the one year anniversary of the date of grant.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of July 1, 2017:

Name	Age	Position
James G. Conroy	47	President, Chief Executive Officer and Director
Gregory V. Hackman	55	Chief Financial Officer and Secretary
Laurie Grijalva	59	Chief Merchandising Officer

James G. Conroy.  Mr. Conroy has been a director and our President and Chief Executive Officer since 2012. Prior to joining Boot Barn, Mr. Conroy was with Claire’s Stores, Inc. from 2007 to 2012 where Mr. Conroy served as Chief Operating Officer and Interim Co‑Chief Executive Officer in 2012, President from 2009 to 2012 and Executive Vice President from 2007 to 2009. Before joining Claire’s Stores, Inc., Mr. Conroy was also employed by Blockbuster Entertainment Group from 1996 to 1998, Kurt Salmon Associates from 2003 to 2005 and Deloitte Consulting in various capacities. Mr. Conroy received a bachelor’s degree in business management and marketing and a master’s degree in business administration from Cornell University.

Gregory V. Hackman.  Mr. Hackman has been our Chief Financial Officer and Secretary since January 2015. Prior to joining Boot Barn, Mr. Hackman was with Claire’s Stores, Inc. from 2008 to 2015 where Mr. Hackman served as Vice President of Finance and Global Controller. Before joining Claire’s Stores, Inc., Mr. Hackman served in a variety of financial roles, first at the May Department Stores Company, Inc. and then at Macy’s, Inc., for more than 20 years with responsibilities including financial planning, reporting and analysis, expense planning and payroll. Mr. Hackman also has experience in public accounting. Mr. Hackman received a B.S.B.A. from the University of Missouri.

Laurie Grijalva.  Ms. Grijalva has been our Chief Merchandising Officer since July 2014. From 2004 through July 2014, she was our Vice President of Buying and Merchandising. Ms. Grijalva joined Boot Barn in 1993 as Senior Merchant and has served in a variety of capacities since that time. Prior to joining Boot Barn, Ms. Grijalva was employed by LeRoy Knitted Sportswear, Grunewald Marx Apparel and Shelley’s Tall Girl Shops.

Each of our executive officers serves at the discretion of our board of directors (subject to the terms of their respective employment agreements described below) and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Compensation Committee Interlocks and Insider Participation

During fiscal 2017, our compensation committee was comprised of Brad J. Brutocao, Peter Starrett and J. Frederick Simmons. None of these individuals had any contractual or other relationships with us during such fiscal year except as directors. Except for Mr. Starrett, who served as our interim Chief Executive Officer from May to November of 2012, none of these individuals has ever been an officer or employee of our company.

None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for fiscal 2017, 2016 and 2015.

Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation (2)	Non-Qualified Deferred Compensation Earnings	All Other Compensation (3)	Total
James G. Conroy	2017	$695,483	$-	$105,804	$357,742	$-	$-	$10,600	$1,169,629
President, Chief Executive Officer and Director	2016	663,462	-	224,998	614,062	-	-	12,053	1,514,575
	2015	625,000	239,200	-	726,618	947,504	-	618,163	3,156,485

Gregory V. Hackman	2017	331,560	-	24,885	137,745	-		10,600	504,790
Chief Financial Officer and Secretary	2016	325,000	-	24,987	68,230	-	-	76,863	495,080
	2015	43,750	50,000	-	709,730	41,794	-	-	845,274

Laurie Grijalva	2017	308,646	-	19,908	102,683	-		10,600	441,837
Chief Merchandising Officer	2016	296,154	-	54,989	150,105	13,550	-	14,355	529,153
	2015	277,500	189,250	-	-	96,725	-	32,155	595,630

(1)

The fiscal 2015 bonus for Mr. Conroy and Ms. Grijalva consists of the special bonus payout that was made in April 2014 in preparation for the Company’s initial public offering. The fiscal 2015 bonus for Mr. Hackman consists of his signing bonus paid at the commencement of his employment by the Company.

(2)

Non‑Equity Incentive Plan Compensation represents the cash performance‑based bonus paid to the named executive officers pursuant to the achievement of certain Company and individual objectives relating to performance during the fiscal year with respect to which such bonuses are earned. The Company and individual performance objectives are determined by our compensation committee at the beginning of the fiscal year, but the assessment of the achievement of such objectives and payment of any such cash performance-based bonuses occurs after the completion of the fiscal year.

(3)	All Other Compensation for fiscal 2017 consisted of the following:

401(k) Match
James G. Conroy	$10,600
Gregory V. Hackman	10,600
Laurie Grijalva	10,600

Salaries and non‑equity incentive awards

Our compensation committee assesses salary recommendations made by our senior management after reviewing those recommendations alongside our performance and financial condition for the fiscal year and carefully evaluating each executive officer’s performance during the fiscal year, subject to the requirements set forth in any applicable employment agreement. Our compensation committee also establishes an annual incentive bonus program designed to reward our senior executives for achieving targeted amounts of a variation of Adjusted EBITDA (fiscal 2015 bonus) or Adjusted EBIT (fiscal 2016 and fiscal 2017 bonuses) set at the beginning of the fiscal year, as well as additional individual performance goals in the case of one of our senior executives. Regardless of any bonus criteria set forth in their employment agreements, our compensation committee, with the consent of Messrs. Conroy and Hackman, determined that the annual incentive bonus for fiscal 2017 for Messrs. Conroy and Hackman would be based entirely on the achievement of the variation of Adjusted EBIT target set by our compensation committee at the beginning of the fiscal year. If that target was achieved, Mr. Conroy and Mr. Hackman would be awarded bonuses equal to 100% and 50%, respectively, of their base salaries, and if that target were exceeded, then their bonuses would be increased, as a percentage of their base salary, on a sliding scale based on the amount by which the target was exceeded, up to 200% and 100%, respectively, of their base salaries. The annual incentive bonus for fiscal 2017 for Ms. Grijalva was based on the achievement of targets more closely related to individual performance, which consisted of a merchandise margin target, e-commerce sales target, and sales targets for our private brands, in addition to that variation of Adjusted EBIT target, in each case set by our compensation committee at the beginning of fiscal 2017.  The aggregate of these four bonus components for Ms. Grijalva is a total target bonus amount of 40% of her base salary, and is paid only if the Adjusted EBIT target is met. In addition, if the Adjusted EBIT target was exceeded, then the portion of her bonus based on that target, or 20%, would be increased on a sliding scale based on the amount by which the target was exceeded, up to a maximum amount of 40% of her base salary. If the merchandise margin or private brand sales target was exceeded, then the portion of her bonus based on that target, in each case consisting of 7.5% of her base salary if the target was met, would be increased on a sliding scale based on the amount by which the target was exceeded, up to a maximum amount in each case of 15% of her base salary. Additionally, if the e-commerce sales target was exceeded, then the portion of her bonus based on that target, or 5%, would be increased on a sliding scale based on the amount by which the target was exceeded, up to a maximum amount of 10% of her base salary. No corresponding additional bonus was possible with respect to the bonus components, and therefore the maximum aggregate bonus available to Ms. Grijalva for fiscal 2017 was 80% of her base salary.

Based on the foregoing and fiscal 2017 results, Mr. Conroy, Mr. Hackman and Ms. Grijalva did not receive bonuses for fiscal 2017.

Employment agreements

The following descriptions of the employment agreements that we have entered into with Messrs. Conroy, Hackman and Ms. Grijalva are summaries only.

James G. Conroy

We entered into an employment agreement with Mr. Conroy on November 12, 2012, which was amended and restated as of April 17, 2015, pursuant to which Mr. Conroy serves as our President and Chief Executive Officer. Mr. Conroy’s employment agreement has a term of three years, after which it will automatically renew each year for successive one‑year terms unless either party provides written notice of non‑renewal or his employment is otherwise terminated, in each case pursuant to the terms of his employment agreement.

Under his employment agreement, Mr. Conroy is entitled to a base salary of at least $625,000 per year. Mr. Conroy’s current base salary, as determined by the compensation committee on May 18, 2017 is $715,000. He is eligible to participate in our annual incentive bonus program; provided however, that in connection with the adoption of Boot Barn Holdings, Inc.’s Cash Incentive Plan for Executives, Mr. Conroy agreed that his fiscal 2018 bonus would be subject to stockholder approval of such plan. Mr. Conroy is also entitled to participate in our health and welfare benefit plans that are generally available to our executives.

If we terminate Mr. Conroy’s employment without “Cause” or if he resigns for “Good Reason” (as those terms are defined in his employment agreement) or if we provide Mr. Conroy with notice of non‑renewal, Mr. Conroy is entitled to receive, subject to his execution of a valid release of claims, severance pay equal to his base salary for a period of 12 months, an amount equal to 75% of his base salary payable on the sixtieth day following his date of termination, and any accrued but unpaid bonus relating to the fiscal year ended prior to his termination that would have been paid if he had remained employed as of the scheduled payment date for such bonus (the “Accrued Bonus”). In addition, if he timely elects COBRA health benefits coverage, Mr. Conroy shall be entitled to receive up to 12 monthly payments, each equal to the portion of the premium paid by us for COBRA coverage for active senior executives immediately prior to the termination date (the “Health Severance”). If Mr. Conroy’s employment is terminated without Cause, or if he resigns for Good Reason or if we provide Mr. Conroy with notice of non‑renewal within one year following, or three months preceding, a “Change of Control” (as such term is defined in his employment agreement), Mr. Conroy is entitled to receive the Health Severance and, subject to his execution of a valid release of claims and in lieu of the severance benefits described above, severance pay equal to his base salary for a period of 24 months, an amount equal to 150% of his base salary payable on the sixtieth day following his date of termination, and any Accrued Bonus. In addition, all of his unvested equity awards will immediately vest on his date of termination and become exercisable in accordance with their terms (“Accelerated Vesting”). If any amounts payable to Mr. Conroy pursuant to the Amended Agreement, taken together with any amounts or benefits otherwise payable to him by us and any other person or entity required to be aggregated with us for purposes of Section 280G of the Code, under any other plan, agreement, or arrangement (the “Covered Payments”), would be an “excess parachute payment” as defined in Section 280G of the Code and subject Mr. Conroy to the excise tax imposed under Section 4999 of the Code, and Mr. Conroy would receive a greater net after tax benefit by limiting the amount of such Covered Payments, then his employment agreement requires us to reduce the aggregate value of all Covered Payments to an amount equal to 2.99 times Mr. Conroy’s average annual compensation as calculated in accordance with Section 280G of the Code. If Mr. Conroy’s employment is terminated due to his death, his personal representatives or heirs are entitled to receive, subject to execution of a valid release of claims, Accelerated Vesting, if applicable.

Gregory V. Hackman

We entered into an employment agreement with Mr. Hackman on January 8, 2015 pursuant to which Mr. Hackman serves as our Chief Financial Officer. Mr. Hackman’s employment agreement had a term of one year, after which it automatically renews each year for successive one‑year terms unless either party provides written notice of non‑renewal or his employment is otherwise terminated, in each case pursuant to the terms of his employment agreement.

Under his employment agreement, Mr. Hackman is entitled to a base salary of at least $325,000 per year. Mr. Hackman’s current base salary, as determined by the compensation committee on May 18, 2017 is $339,668.  He is eligible to participate in our annual incentive bonus program; provided however, that in connection with the adoption of Boot Barn Holdings, Inc.’s Cash Incentive Plan for Executives, Mr. Hackman agreed that his fiscal 2018 bonus would be subject to stockholder approval of such plan. Mr. Hackman is also entitiled to participate in our health and welfare benefit plans that are generally available to our executives. In connection with his initial hiring, Mr. Hackman received stock options to purchase 100,000 shares of our stock, at an exercise price equal to the fair market value of such shares on the grant date. Subject to the terms of the Company’s 2014 Equity Incentive Plan, Mr. Hackman’s stock options will vest at a rate of 20% per year on the first five anniversaries of the grant date. Mr. Hackman is also eligible to participate in the benefit plans of Boot Barn, Inc. provided to other senior executives.

If we terminate Mr. Hackman’s employment without “Cause”, if he resigns for “Good Reason” (as those terms are defined in his employment agreement), or if we provide notice of non-renewal, he is entitled to receive, subject to his execution of a valid release of claims, severance pay equal to his base salary for a period of 12 months and a prorated bonus based on the bonus he would have received for the fiscal year to which the bonus relates.

Laurie Grijalva

We entered into an employment agreement with Ms. Grijalva effective May 11, 2014 and amended on July 2, 2014.

Under her employment agreement, Ms. Grijalva is entitled to a base salary of at least $275,000 per year. Ms. Grijalva’s current base salary, as determined by the compensation committee on May 18, 2017 is $319,302.  She is eligible to participate in our annual incentive bonus program; provided however, that in connection with the adoption of Boot Barn Holdings, Inc.’s Cash Incentive Plan for Executives, Ms. Grijalva agreed that her fiscal 2018 bonus would be subject to stockholder approval of such plan. Ms. Grijalva is also entitled to participate in our health and welfare benefit plans available to other similarly situated officers of the Company. Ms. Grijalva receives reimbursement for reasonable business expenses of the type authorized by the Company.

If we terminate Ms. Grijalva’s employment without “Cause” (as defined in her employment agreement), then she is entitled to receive, subject to her execution of a valid release of claims, severance pay equal to her base salary for a period of six months.

Restrictive covenants

Each of our named executive officers is subject to certain non‑solicitation restrictions while employed and after termination of employment. In addition, each of our named executive officers is subject to confidentiality and non‑disparagement obligations.

Outstanding Equity Awards at Fiscal Year‑End

The following table provides information regarding outstanding equity awards held by our named executive officers as of April 1, 2017.

			Option Awards			Stock Awards (1)
Name	Number of securities underlying unexercised options (#) exerciseable	Number of securities underlying unexercised options (#) unexerciseable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Shares/units not vested (#)	Market value of units not vested ($)
James G. Conroy	119,580	59,790	-	5.47	12/21/2022	-	-
	-	142,842	-	7.11	5/20/2024	-	-
						14,881	147,173
	3,080	-	-	7.47	12/21/2022	-	-
	179,370	59,790	-	9.21	12/21/2022	-	-
	59,790	-	-	11.21	12/21/2022	-	-
	-	-	99,650	16.00	10/29/2022	-	-
	11,711	46,842	-	28.82	6/9/2023	-	-
						6,245	61,763

Gregory V. Hackman	-	55,000		7.11	5/20/2024	-	-
						3,500	34,615
	40,000	60,000	-	19.30	1/26/2023	-	-
	1,302	5,204	-	28.82	6/9/2023	-	-
						693	6,854

Laurie Grijalva	39,250	-	-	2.00	1/27/2022	-	-
	58,875	-	-	6.00	1/27/2022	-	-
	-	41,000		7.11	5/20/2024	-	-
						2,800	27,692
	39,250	-	-	8.00	1/27/2022	-	-
	2,863	11,450	-	28.82	6/9/2023	-	-
						1,526	15,092

(1)	The restricted stock units held by the named executive officers as of April 1, 2017 were granted on either June 9, 2015 or May 20, 2016 and vest equally over a five year period.

Equity Compensation Plan Information

As of April 1, 2017, the following table shows the number of securities to be issued upon exercise of outstanding equity awards under our equity compensation plans.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Equity Awards (a)	Weighted-Average Exercise Price of Outstanding Equity Awards (b) (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders (1)	1,080,957	$13.66	2,507,621
Equity Compensation Plans Not Approved by Stockholders (2)	1,635,425	$6.87	298,423
Total	2,716,382	$9.29	2,806,044

(1)	Represents our 2014 Equity Incentive Plan.

(2)	Represents our 2011 Equity Incentive Plan.

(3)	The weighted-average exercise price presented is the weighted-average exercise price of vested and unvested options and excludes restricted stock units.

REPORT OF THE AUDIT COMMITTEE

The board of directors has appointed an Audit Committee consisting of Brenda I. Morris, the chair of the committee, Peter Starrett and Greg Bettinelli. All of the members of the committee are “independent” directors, as defined under the applicable rules of the SEC and NYSE and meet the requirements for financial literacy under the applicable rules of the NYSE. Our board of directors has determined that Brenda I. Morris is an “audit committee financial expert” within the meaning of SEC regulations. In arriving at this determination, the board has examined each Audit Committee member’s scope of experience in financial roles and the nature of their employment.

The purpose of the Audit Committee is to provide oversight of the Company’s accounting and financial reporting processes, the audits of the financial statements of the Company and the Company’s compliance with applicable legal requirements and regulations. The primary responsibilities of the committee include reviewing and pre‑approving the engagement of our independent registered public accounting firm, reviewing our annual and quarterly financial statements and reports, discussing the statements and reports with our independent registered public accounting firm and management, and reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. Our board of directors has adopted a written charter for our audit committee, available at http://investor.bootbarn.com that reflects, among other things, requirements of the Sarbanes‑Oxley Act of 2002, rules adopted by the SEC, and rules of NYSE. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.

In fulfilling its oversight responsibilities, the committee reviewed and discussed with management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, the audited financial statements at April 1, 2017 and March 26, 2016 and for each of the years in the three‑year period ended April 1, 2017. The committee discussed with Deloitte the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees, and other applicable regulations. This included a discussion of Deloitte’s judgments as to the quality, not just the acceptability, of our Company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from Deloitte, written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte’s communications with the audit committee concerning independence. The committee and Deloitte also discussed Deloitte’s independence from management and our Company, including the matters covered by the written disclosures and letter provided by Deloitte.

The committee discussed with Deloitte the overall scope and plans for its audit. The committee meets with Deloitte, with and without management present, to discuss the results of Deloitte’s examinations, its evaluations of our Company, the internal controls, and the overall quality of the financial reporting. The committee held four meetings during fiscal 2017.

Based on the reviews and discussions referred to above, the committee recommended to the board of directors, and the board approved, that the audited financial statements be included in the Annual Report on Form 10‑K for the fiscal year ended April 1, 2017 for filing with the Securities and Exchange Commission.

The report has been furnished by the Audit Committee to our board of directors.

Brenda I. Morris, Chairperson Greg Bettinelli Peter Starrett

The information contained in the “Report of the Audit Committee” is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP, an independent registered public accounting firm, to audit the consolidated financial statements of our Company for the fiscal year ending March 31, 2018, and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. We anticipate that representatives of Deloitte will be present at the annual meeting of stockholders, will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Aggregate fees billed to our Company for the fiscal years ended April 1, 2017 and March 26, 2016 by Deloitte, our independent registered public accounting firm, are as follows:

	April 1, 2017	March 26, 2016
Audit fees (1)	$504,180	$601,546
Audit-related fees (2)	-	328,147
Tax fees (3)	357,846	348,861
All other fees (4)	1,895	-
Total	$863,921	$1,278,554

(1)

Audit fees include (i) fees associated with the audits of our consolidated financial statements, (ii) reviews of our interim quarterly consolidated financial statements, and (iii) other items related to Securities and Exchange Commission matters.

(2)	Audit‑related fees include services provided in connection with acquisition activity and a secondary offering.

(3)	Tax fees consist primarily of tax consultation services.

(4)	All other fees include subscription fees paid to Deloitte for use of an accounting research tool during the year ended April 1, 2017.

Audit Committee Pre‑Approval Policies and Procedures

Our audit committee has adopted policies and procedures for the pre‑approval of audit services, internal control‑related services and permitted non‑audit services rendered by our independent registered public accounting firm. Pre‑approval may also be given as part of our audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, case‑by‑case basis before the independent registered public accounting firm is engaged to provide each service.

All of the services provided by Deloitte described above were approved by our audit committee pursuant to our audit committee’s pre‑approval policies.

Vote Required

Ratification of the appointment of Deloitte to audit the consolidated financial statements of our Company for the fiscal year ending March 31, 2018 will require the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 2018.

PROPOSAL 3: APPROVAL OF THE BOOT BARN HOLDINGS, INC. CASH INCENTIVE PLAN FOR EXECUTIVES

General

Our Board of Directors has approved the Boot Barn Holdings, Inc. Cash Incentive Plan for Executives (the “Cash Plan”), subject to stockholder approval. Under the Cash Plan, we may award cash bonuses to executive employees, subject to achievement of performance goals. The Board of Directors recommends approval of the Cash Plan by our stockholders at the 2017 Annual Meeting.

The Cash Plan will be effective as of June 29, 2017 if the stockholders approve the Cash Plan. When approving cash bonuses, the Compensation Committee takes into account tax and other considerations, including the $1,000,000 deduction limit under section 162(m) of the Internal Revenue Code (the “Code”) (see discussion of section 162(m) under “Federal Income Tax Consequences” below). The Company has determined that is appropriate to adopt the Cash Plan and submit it to our stockholders for approval so that the Compensation Committee may award cash bonuses that qualify for an exemption from the $1,000,000 deduction limit under section 162(m) as “qualified performance based compensation.” The Compensation Committee is not required to award bonuses that qualify for the exemption, but approval of the Cash Plan by our stockholders at the 2017 Annual Meeting will allow the Compensation Committee to grant cash bonuses that meet the requirements for the exemption if it so determines. If the stockholders do not approve the Cash Plan, the Compensation Committee will not be able to grant cash bonuses that are exempt from the section 162(m) deduction limit.

The material terms of the Cash Plan are summarized below. A copy of the full text of the Cash Plan is attached to this Proxy Statement as Annex I.  This summary of the Cash Plan is not intended to be a complete description of the Cash Plan and is qualified in its entirety by the actual text of the Cash Plan to which reference is made.

Description of the Cash Plan

Purpose.  The Cash Plan provides for the award of cash bonuses to our executive employees and executive employees of our subsidiaries based on the achievement of objective performance goals over a designated performance period.  The performance period is generally our fiscal year, but it may be any other period of up to 12 months or more than one year. The objectives of the Cash Plan are:

•	to enhance our ability to attract, reward and retain employees;
•	to strengthen employee commitment to our success; and
•	to align employee interests with those of our stockholders by providing compensation that varies based on our success.

Administration.  The Cash Plan will be administered and interpreted by the Compensation Committee of our Board of Directors. The Compensation Committee has the authority to establish the rules and regulations relating to the Cash Plan, to interpret the Cash Plan and those rules and regulations, to select participants, to determine each participant’s target award, award amount and the terms of any Bonus Pool (described below), to approve all awards, to determine whether awards will be designated as “qualified performance-based compensation” for purposes of section 162(m) of the Code, to decide the facts in any case arising under the Cash Plan, to make all other determinations, including factual determinations, and to take all other actions necessary or appropriate for the proper administration of the Cash Plan, including the delegation of its authority or power, where appropriate.

Eligibility and Participation.  Our executive employees and executive employees of our subsidiaries are eligible to participate in the Cash Plan. Three executives will be initially eligible to receive awards under the Cash Plan. The Compensation Committee will select the executive employees who will participate in the Cash Plan for each performance period.

Establishment of Performance Goals.  As soon as practicable, but no later than the earlier of 90 days after the beginning of the performance period or the date on which 25% of the period of service has elapsed, or such other date as may be required or permitted under applicable regulations under Code section 162(m), the Compensation Committee will determine the employees who will be participants for the performance period, the performance goals and each participant’s target award for the performance period. The performance goals may provide for differing amounts to be paid based on different thresholds of performance.

Establishment of a Bonus Pool.  As an alternative to establishing individual target awards, the Compensation Committee may establish a pool (a “Bonus Pool”) which will be an unfunded pool, for purposes of measuring performance of the Company in connection with awards to one or more participants. The amount of the Bonus Pool will be based upon the achievement of one or more performance goals during the performance period and each participant’s award will be a fixed percentage of the Bonus Pool, in each case, as specified by the Compensation Committee as soon as practicable but no later than the earlier of 90 days after the beginning of the performance period or the date on which 25% of the period of service has elapsed, or such other date as may be required or permitted under applicable regulations under Code section 162(m). The Compensation Committee may specify the amount of the Bonus Pool as a percentage of any of performance goal, a percentage in excess of a threshold amount, or as another amount bearing a mathematical relationship to the performance goal.

Maximum Payment.  The maximum aggregate amount that may be paid to each participant pursuant to awards granted under the Cash Plan with respect to each fiscal year shall not exceed $2,500,000. If a performance period includes more than one fiscal year, the amount payable with respect to each fiscal year during the performance period shall be determined by dividing the total amount payable for the performance period by the number of whole and partial fiscal years in the performance period.

Objective Criteria.  The Compensation Committee will objectively define the manner of calculating the performance goal or performance goals it selects to use for a performance period for each participant which will be based on the performance of the Company or an individual or one or more divisions, business units, or subsidiaries, either individually, alternatively or in any combination, and measured on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee. The performance goals will be based on one or more of the following objective criteria:

•	Cash flow (before or after dividends),
•	Earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization),
•	Stock price,
•	Return on equity,
•	Stockholder return or total stockholder return,
•	Return on capital (including, without limitation, return on total capital or return on invested capital),
•	Return on investment,
•	Return on assets or net assets,
•	Market capitalization,
•	Economic value added,
•	Debt leverage (debt to capital),
•	Revenue,
•	Sales or net sales,
•	E-commerce sales,
•	Private brand sales or penetration,
•	Backlog,
•	Income, pre-tax income or net income,
•	Operating income or pre-tax profit,
•	Earnings before interest, taxes, depreciation and amortization (or EBITDA),
•	Earnings before interest and taxes (or EBIT),
•	Operating profit, net operating profit or economic profit,
•	Gross margin, operating margin, merchandise margin or profit margin,
•	Return on operating revenue or return on operating assets,
•	Cash from operations,
•	Operating ratio,

•	Operating revenue,
•	Market share improvement,
•	General and administrative expenses, and
•	Customer service.

The Compensation Committee will determine whether or to what extent there shall not be taken into account any of the following events that occurs during the performance period:

•	Changes in corporate capitalization or corporate transactions,
•	Asset write-downs,
•	Litigation, claims, judgments or settlements,
•	The effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results,
•	Accruals for reorganization and restructuring programs,
•

Any extraordinary, unusual, non-recurring or non-comparable items (1) as described in Accounting Standard Codification Section 225-20, (2) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year, or (3) publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period, or

•	Any other event to the extent consistent with the requirements of section 162(m) of the Code.

To the extent consistent with section 162(m) of the Code, the Compensation Committee may provide that such calculation shall be made on the same basis as reflected in a release of the Company’s earnings.

Calculation of Awards.  A participant will earn an award for a performance period based on the level of achievement of the performance goals established by the Compensation Committee for that performance period, subject to reduction (but not increase) by the Compensation Committee based on any factors determined by the Compensation Committee in its sole discretion. The Compensation Committee may reduce an award for any performance period based on additional established performance criteria and/or based on its assessment of personal performance or other factors. The Compensation Committee may not increase an award beyond the amount determined based on achievement of the performance goals. A participant will receive no award if the level of achievement of the performance goals is below the minimum required to earn an award for the performance period.

Payment of Awards.  At the end of the performance period, the Compensation Committee will certify the achievement of the performance goals and the amount of awards to be paid. Awards will be paid within 2 ½ months following the last day of the performance period. The Committee may permit participants to elect to defer awards.

Limitations on Payment of Awards.  Generally, a participant must be employed on the payment date in order to be eligible to receive payment of an award under the Cash Plan. However, if a participant’s employment terminates prior to the payment date, the Compensation Committee may determine that the participant will remain eligible to receive all or a prorated portion of any award that would have been earned for the applicable performance period, subject to attainment of applicable performance goals, in such circumstances as the Compensation Committee deems appropriate. If a participant is on an authorized leave of absence during the performance period, the participant may be eligible to receive a prorated portion of any award that would have been earned, as determined by the Compensation Committee. Payment of such awards will be made at the time awards are paid to other participants for the performance period.

Change of Control. Unless the Compensation Committee determines otherwise, if a change of control of our Company occurs prior to the end of a performance period, the performance period shall cease upon the change of control, and each participant who is employed by our company on the date of the change of control, or as otherwise determined by the Compensation Committee, as described under “Limitations on Payment of Awards” above, will receive an award for the performance period based on performance measured as of the date of the change of control, or as otherwise determined by the Compensation Committee.

Amendment and Termination of Cash Plan.  The Compensation Committee has the authority to amend, modify or terminate the Cash Plan; provided that the Compensation Committee may not amend the Cash Plan without obtaining stockholder approval if stockholder approval is required under section 162(m) of the Code. An amendment that adversely affects any participant’s rights to an award that has been earned prior to the date of the amendment generally will not be effective for such award unless the applicable participant consents to the amendment. In the case of termination of the Plan other than in connection with a change of control, the Compensation Committee may determine that each participant may receive a pro-rated portion of the award that would otherwise have been earned for the then current performance period had the Plan not been terminated. The Compensation Committee may determine that the Cash Plan will be submitted to our stockholders for reapproval by the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the Cash Plan, if additional awards that are intended to be exempt from the deduction limit under section 162(m) of the Code are to be paid under the Cash Plan and if required by section 162(m) of the Code.

New Plan Benefits

The awards payable under the Cash Plan for our 2018 fiscal year were granted under the Cash Plan prior to the 2017 Annual Meeting, subject to stockholder approval of the Cash Plan. Those award opportunities are set forth in the table below and are based upon achievement of EBIT for the Company’s 2018 fiscal year, subject to reduction by the Compensation Committee based on such factors as the Compensation Committee determines. Opportunities for other employees to receive an annual cash incentive award for our 2018 fiscal year were not granted under the Cash Plan, are not subject to stockholder approval of the Cash Plan and are not reflected in the table below. Our non-employee directors are not eligible to participate in the Cash Plan.

Name and Position	Dollar Amount at Target[1]
James Conroy, President and Chief Executive Officer	$715,000
Laurie Grijalva, Chief Merchandising Officer	159,651
Gregory Hackman, Chief Financial Officer and Secretary	169,834
Executive Group (3 individuals)	1,044,485

(1)

Amounts shown reflect the target payout of each participant’s 2018 fiscal year award under the Cash Plan, assuming that the Cash Plan is approved by our stockholders. The award opportunities provide for above-target payouts if the pre-set target levels of performance goals are exceeded. The maximum annual cash incentive awards payable under the Cash Plan for fiscal year 2018 performance are: (i) for James Conroy, $1,430,000, (ii) for Laurie Grijalva, $319,302, (iii) for Gregory Hackman, $339,668, and (iv) for this executive group as a whole, $2,088,970.  Target and maximum payouts were set as a percentage of base salary as follows: James Conroy (100%/200%), Laurie Grijalva (50%/100%) and Greg Hackman (50%/100%), and will be prorated to reflect any salary adjustments implemented during fiscal 2018 from the date of adjustment.

The Compensation Committee has full discretion to determine the number and amount of awards to be granted to participants under the Cash Plan, subject to the limits described above and the other terms of the Cash Plan. Therefore, except as reflected in the table above, the future benefits to, and the amounts that would have been received in the last completed fiscal year by, any person or group under the Cash Plan, are not determinable.

Federal Income Tax Consequences

The following description of the federal income tax consequences of awards under the Cash Plan is a general summary. State, local, and other taxes may also be imposed in connection with awards. This discussion is intended for the information of stockholders considering how to vote at the 2017 Annual Meeting and not as tax guidance to individuals who participate in the Cash Plan.

Awards generally will be subject to tax in the year in which an award is paid. We may withhold from amounts payable under the Cash Plan or other compensation an amount necessary to satisfy tax withholding obligations with respect to any award.

We will generally be entitled to a corresponding tax deduction in the year an award is paid; provided that if section 162(m) of the Code applies to an award, the award will be fully deductible only if it meets the requirements of “qualified performance-based compensation” under section 162(m) of the Code and is otherwise deductible as compensation.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain named executive officers, in excess of $1,000,000 in any year. Compensation that meets the requirements of “qualified performance based compensation” is excluded from the $1,000,000 deduction cap, and therefore remains fully deductible by the corporation. The Cash Plan is structured to allow, but not require, cash bonuses granted under the Cash Plan to meet the requirements of “qualified performance-based compensation” under section 162(m) of the Code.

Awards may be subject to a 20% tax, in addition to ordinary income tax, at the time the award becomes vested, plus interest, if the awards constitute deferred compensation under section 409A of the Code and the requirements of section 409A of the Code are not satisfied.

Vote Required for Approval

The proposal to approve the Cash Plan requires for its approval the affirmative vote of a majority of the shares present in person or represented by proxy at the 2017 Annual Meeting and entitled to vote on this proposal. Any abstentions will have the effect of votes against the proposal.

Recommendation of Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE BOOT BARN HOLDINGS, INC. CASH INCENTIVE PLAN FOR EXECUTIVES.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock. Directors, executive officers, and ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms that we received during the year ended April 1, 2017, and written representations that no other reports were required, we believe that each person who at any time during such year was a director, officer, or beneficial owner of more than ten percent of our common stock complied with all Section 16(a) filing requirements during the year ended April 1, 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, July 5, 2017, by the following:

•each of our directors and named executive officers;

•all of our directors and executive officers as a group; and

•each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of the record date, July 5, 2017. Shares issuable pursuant to options are deemed outstanding for computing the percentage of the person holding such options, but are not outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Our calculation of the percentage of beneficial ownership is based on 26,592,127 shares of common stock outstanding as of July 5, 2017.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Boot Barn Holdings, Inc., 15345 Barranca Pkwy., Irvine, California 92618.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
Named Executive Officers and Directors:
Greg Bettinelli (1)	107,239	*
Brad J. Brutocao	-	-
Christian B. Johnson	-	-
Brenda I. Morris	16,092	*
J. Frederick Simmons	-	-
Peter Starrett (2)	507,263	1.9%
James G. Conroy (3)	417,618	1.6%
Gregory V. Hackman (4)	74,320	*
Laurie Grijalva (5)	152,102	*
All directors and executive officers as a group (9 persons)	1,274,634	4.6%
		.
5% Stockholders:
Freeman Spogli & Co. (6)	13,435,387	50.5%
Frontier Capital Management Company, LLC (7)	2,376,190	8.9%
Goldman Sachs Asset Management (US) (8)	1,407,005	5.3%

*Less than 1% of the outstanding shares of common stock.

(1)	The indicated shares consist of (i) 9,089 shares held of record and (ii) 98,150 shares subject to outstanding options which are exercisable within 60 days of July 5, 2017.

(2)

The indicated shares consist of (i) 5,967 shares held of record, (ii) 185,486 shares held of record by the Starrett Family Trust, dated April 11, 1999, and (iii) 315,810 shares subject to outstanding options which are exercisable within 60 days of July 5, 2017.

(3)	The indicated shares consist of (i) 3,807 shares held of record and (ii) 413,811 shares subject to outstanding options which are exercisable within 60 days of July 5, 2017.

(4)	The indicated shares consist of (i) 20,717 shares held of record and (ii) 53,603 shares subject to outstanding options which are exercisable within 60 days of July 5, 2017.

(5)	The indicated shares consist of (i) 801 shares held of record and (ii) 151,301 shares subject to outstanding options which are exercisable within 60 days of July 5, 2017.

(6)

FS Equity Partners VI, L.P., or FSEP VI, is the holder of record of 12,887,923 of the indicated shares. FS Affiliates VI, L.P., or FS Affiliates, is the holder of record of 547,464 of the indicated shares. By virtue of being the general partner of FSEP VI and FS Affiliates, FS Capital Partners VI, LLC has sole voting and dispositive power of the

13,435,387 shares held by FSEP VI and FS Affiliates. By virtue of being the managing members of FS Capital Partners VI, LLC, Brad J. Brutocao, Bradford M. Freeman, Benjamin D. Geiger, Todd W. Halloran, Jon D. Ralph, John M. Roth, J. Frederick Simmons, Ronald P. Spogli and William M. Wardlaw may be deemed to have shared voting and dispositive power with respect to the shares of Common Stock held by FSEP VI and FS Affiliates. Messrs. Brutocao, Freeman, Geiger, Halloran, Ralph, Roth, Simmons, Spogli and Wardlaw have disclaimed beneficial ownership of the shares of Common Stock held by FSEP VI and FS Affiliates except to the extent of their pecuniary interest in the shares. The business address of FSEP VI, FS Affiliates and FS Capital Partners VI, LLC is c/o Freeman Spogli & Co., 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, CA 90025.

(7)

Frontier Capital Management Company, LLC is the holder of record of the indicated shares according to Amendment No. 1 to the Statement on Schedule 13G filed on February 10, 2017. The business address of Frontier Capital Management Company, LLC is 99 Summer Street, Boston, MA 02110.

(8)

Goldman Sachs Asset Management is the holder of record of the indicated shares according to Amendment No. 1 to the Statement on Schedule 13G filed on January 30, 2017. The business address of Goldman Sachs Asset Management is 200 West Street, New York, NY 10282.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions during our last three fiscal years to which we were a party or will be a party, in which:

•the amounts involved exceeded or will exceed $120,000; and

•any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this proxy statement.

The following persons and entities that participated in the transactions listed in this section were “related persons” (as defined below) at the time of the transaction:

Transactions involving John Grijalva

John Grijalva, the husband of Ms. Grijalva, works as an independent sales representative primarily for Dan Post Boot Company, Sidran, Inc., Outback Trading Company, LTD and KS Marketing LLC. We purchased merchandise from these suppliers in the aggregate approximate amounts of $16.1 million, $17.7 million, and $12.6 million in fiscal 2017, fiscal 2016, and fiscal 2015, respectively. Mr. Grijalva was paid commissions on these sales of approximately $1.3 million, $1.3 million, and $1.0 million, respectively, in these periods, a portion of which were passed on to other sales representatives working for Mr. Grijalva. These transactions are reviewed regularly by the audit committee.

Leases and Other Transactions

During the fiscal year ended April 1, 2017, the Company had capital expenditures with Floor & Decor Holdings, Inc.,  a specialty retail vendor in the flooring market, that as of April 1, 2017 is 30.3% owned by Freeman Spogli, our majority stockholder. These capital expenditures amounted to $0.2 million in fiscal 2017 and were recorded as property and equipment, net on the condensed consolidated balance sheet. There were no costs incurred with this vendor in the prior year periods. Both Peter Starrett, Chairman of the Board, and Brad Brutocao, Director, currently serve on the board of directors at Floor & Decor Holdings, Inc.

The Company was party to a lease agreement for a store owned by one minority stockholder of the Company for the fiscal years ended March 26, 2016 and March 28, 2015. The Company paid $0.2 million for this lease during each of the fiscal years ended March 26, 2016 and March 28, 2015. These lease payments were included in cost of goods sold in the consolidated statements of operations. As of April 1, 2017, the individual party to the lease was no longer a minority stockholder of the Company and therefore not a related party.

Registration Rights Agreement

We are party to a registration rights agreement (the “Registration Rights Agreement”) with Freeman Spogli & Co. and certain other signatories thereto. The Registration Rights Agreement provides Freeman Spogli & Co. with the right to require us to register for resale shares of common stock. During fiscal 2015, a registered secondary offering by Freeman Spogli & Co. closed on March 3, 2015. The aggregate cost to the Company for this offering was $541,000. Freeman Spogli & Co. may exercise up to two remaining demand registration rights as long as it requests registration with respect to common stock with a fair market value of at least $20 million in each demand registration.

Indemnification

We have agreed to indemnify each of the stockholders party to the registration rights agreement against certain liabilities in connection with a demand or piggyback registration of shares of common stock, including under the Securities Act.

Indemnification of Directors and Officers

Our amended and restated bylaws provide that we will indemnify and advance expenses to our directors and executive officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”). In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except as otherwise prohibited under the DGCL.

We have entered into customary indemnification agreements with each of our directors and executive officers. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL. Our indemnification agreements also provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive.

There is no pending litigation or proceeding involving any of our directors or executive officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or executive officer.

Review, Approval or Ratification of Transactions with Related Persons

Our board of directors adopted a written statement of policy, effective immediately prior to the completion of our initial public offering, for the evaluation of and the approval, disapproval and monitoring of transactions involving us and “related persons”. For the purposes of the policy, “related persons” will include our executive officers, vice presidents, directors and director nominees or their immediate family members, stockholders owning 5% or more of our outstanding common stock or any entity in which any of the foregoing persons is an employee, general partner, principal or holder of a 5% or more ownership interest.

Our related person transactions policy requires:

•that any transaction in which a related person has a material direct or indirect interest and which exceeds $120,000, which we refer to as a “related person transaction”, and any material amendment or modification to a related person transaction, be evaluated and approved or ratified by our audit committee or by the disinterested members of the audit committee, as applicable; and

•that any employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction must be approved by the compensation committee of our board of directors or recommended by the compensation committee to the board of directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

•management must disclose to the audit committee or the disinterested members of the audit committee, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•management must disclose to the audit committee or the disinterested members of the audit committee, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•management must advise the audit committee or the disinterested members of the audit committee, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness;

•management must advise the audit committee or the disinterested members of the audit committee, as applicable, as to whether the related person transaction will be required to be disclosed in our SEC filings (to the extent it is required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with SEC rules); and

•management must advise the audit committee or the disinterested members of the audit committee, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes‑Oxley Act.

In addition, the related person transactions policy provides that the audit committee, in connection with any approval or ratification of a related person transaction involving a non‑employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent”, “outside” or “non‑employee” director, as applicable, under the rules and regulations of the SEC, the NYSE and the Code. In approving or rejecting any related person transaction, the audit committee or the disinterested members of the audit committee, as applicable, is required to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Prior to the effectiveness of the related persons transaction policy described above, we did not have any formal written policy regarding related party transactions, but any related party transaction was brought to the attention of our board of directors.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a‑8 under the Exchange Act, any proposal that a stockholder of our Company wishes to have included in the proxy statement in connection with our 2018 Annual Meeting of Stockholders must be submitted to us no later than March 22, 2018, unless we change the date of our 2018 annual meeting more than 30 days before or after August 30, 2018, in which case such proposal must be received a reasonable time before we begin to print and distribute our 2018 proxy materials. All such stockholder proposals must follow the procedures outlined in Rule 14a-8 under the Exchange Act.

In accordance with our current bylaws, stockholder proposals, including stockholder nominations for candidates for election as directors, that are intended to be presented by stockholders at the annual meeting of stockholders for the fiscal year ending March 31, 2018 but not submitted for inclusion in the proxy statement for our 2018 Annual Meeting of Stockholders pursuant to Rule 14a‑8, must be received by us no earlier than May 2, 2018 and no later than June 1, 2018, unless we change the date of our 2018 annual meeting more than 30 days before or more than 70 days after August 30, 2018, in which case stockholder proposals must be received by us not later than the close of business on the 10th day following the day on which we first make a public announcement of the date of such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. All such stockholder proposals must include the specified information described in our bylaws.

Proposals and other items of business should be directed to the attention of the Corporate Secretary at our principal executive offices, 15345 Barranca Pkwy., Irvine, California 92618.

OTHER MATTERS

We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board of directors may recommend.

Dated: July 20, 2017

ANNEX I

BOOT BARN HOLDINGS, INC.

CASH INCENTIVE PLAN FOR EXECUTIVES

1. Purpose

The purpose of the Boot Barn Holdings, Inc. Cash Incentive Plan for Executives (the “Plan”) is to enhance the ability of Boot Barn Holdings, Inc. to attract, reward and retain employees, to strengthen employee commitment to its success and to align employee interests with those of its stockholders by providing variable compensation, based on the achievement of performance objectives. To this end, the Plan provides a means of rewarding participants based on the performance of the Company and its subsidiaries and business units and, where appropriate, on a participant’s personal performance. The Plan is intended to allow (but not require) the Committee (defined below) to make awards that meet the requirements for “qualified performance-based compensation” under section 162(m) of the Code (defined below). The Plan shall be effective as of June 29, 2017, subject to stockholder approval in 2017.

2. Definitions
(a) “Award” shall mean an incentive award earned by a Participant under the Plan for any Performance Period.

(b) “Base Salary” shall mean the Participant’s annual base salary rate in effect at the beginning of a Performance Period without regard to subsequent adjustment during the Performance Period unless otherwise determined by the Committee.  Base Salary does not include Awards under this Plan or any other short-term or long-term incentive plan, imputed income from programs such as group-term life insurance, or non-recurring earnings such as moving expenses. Base Salary is based on annual salary before reductions for deferrals under Company-sponsored deferred compensation plans, contributions under Code section 401(k) and contributions to flexible spending accounts under Code section 125.

(c) “Board” shall mean the Company’s Board of Directors.
(d) “Bonus Pool” shall have the meaning set forth in Section 5(b).
(e) “Change of Control” shall have the meaning set forth in the Company’s 2014 Equity Incentive Plan (or its successor) in effect at the beginning of the Performance Period.
(f) “Code” shall mean the Internal Revenue Code of 1986, as amended or any successor statute thereto.

(g) “Committee” shall mean the Compensation Committee of the Board. The Committee shall consist of two or more persons appointed by the Board, all of whom shall be “outside directors” as defined under Code section 162(m) and related Treasury regulations.

(h) “Company” shall mean Boot Barn Holdings, Inc., a Delaware corporation, and any successor corporation.
(i) “Participant” for any Performance Period, shall mean an executive employee of the Company or a subsidiary who is designated by the Committee to participate in the Plan.
(j) “Performance Goals” shall have the meaning set forth in Section 5(b).

(k) “Performance Period” shall mean the fiscal year of the Company or any other period of up to 12 months or more than one year designated by the Committee with respect to which an Award may be earned.

(l) “Plan” shall mean this Boot Barn Holdings, Inc. Cash Incentive Plan for Executives, as in effect from time to time.

(m) “Target Award” shall mean the targeted amount, expressed either as a cash amount or as a percentage of the Participant’s Base Salary that the Participant will earn as an Award for the Performance Period if the targeted level of performance is achieved for each of the Performance Goals set by the Committee for the Participant. A Participant’s

Target Award shall be determined by the Committee based on the Participant’s responsibility level, position or such other criteria as the Committee shall determine.
3. Eligibility

All executive employees of the Company and its subsidiaries are eligible to participate in the Plan. The Committee shall designate which executive employees shall participate in the Plan for each Performance Period. In order to be eligible to receive an Award with respect to any Performance Period, an employee must be actively employed by the Company or a subsidiary on the payment date, except as provided in Section 7 or 8 below.

4. Administration

(a) Committee Authority. The Plan shall be administered by the Committee. The Committee shall have full discretionary authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants in the Plan, to determine each Participant’s Target Award, Award amount and the terms of any Bonus Pool, to approve all Awards, to determine whether Awards will be designated as “qualified performance-based compensation” for purposes of Code section 162(m), to decide the facts in any case arising under the Plan and to make all other determinations, including factual determinations, and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

(b) Committee Determinations. All Awards shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Award, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Award. Awards need not be uniform as among Participants. The Committee’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and all employees of the Company, including, the Participants and their respective beneficiaries.

5. Determination of Awards

(a) Establishment of Target Awards and Performance Goals.  As soon as practicable, but no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the period of service has elapsed, or such other date as may be required or permitted under applicable regulations under Code section 162(m), the Committee shall determine the executive employees who shall be Participants during that Performance Period, each Participant’s Target Award and the Performance Goals for each Participant, all of which shall be set forth in the Committee’s minutes. The Target Awards may provide for differing amounts to be paid based on differing thresholds of performance. The Committee shall establish a maximum dollar amount that may be paid to a Participant for the Performance Period. The Company shall notify each Participant of the Participant’s Target Award and the applicable Performance Goals for the Performance Period.

(b) Establishment of a Bonus Pool.  As an alternative to establishing individual Target Awards, the Committee may establish a pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Awards (a “Bonus Pool”). The amount of the Bonus Pool shall be based upon the achievement of one or more Performance Goals during the Performance Period and each Participant’s Award shall be based on a fixed percentage of the Bonus Pool, in each case as specified by the Committee as soon as practicable, but no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the period of service has elapsed, or such other date as may be required or permitted under applicable regulations under Code section 162(m). The Committee may specify the amount of the Bonus Pool as a percentage of any Performance Goal, a percentage thereof in excess of a threshold amount, or as another amount bearing a mathematical relationship to such Performance Goal. The terms of the Bonus Pool and the Awards thereunder shall be set forth in the Committee minutes. The Committee shall establish a maximum dollar amount that may be paid to a Participant under the Bonus Pool. The Company shall notify each Participant of the Participant’s portion of the Bonus Pool and the applicable Performance Goals for the Performance Period.

(c) Performance Goal Criteria.  For any Performance Period, “Performance Goal” shall mean the performance goals of the Company or an individual or one or more divisions, business units, or subsidiaries, either individually, alternatively or in any combination, and measured on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee.  The Performance Goals shall be based on one or more of the following objective criteria: (i) cash flow (before or after dividends), (ii) earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) stockholder return or total stockholder return, (vi) return on capital (including, without limitation, return on total capital or return on invested capital), (vii) return on investment, (viii) return on assets or net assets, (ix) market capitalization, (x) economic value added, (xi) debt leverage (debt to capital), (xii) revenue, (xiii) sales or net sales, (xiv) e-commerce sales, (xv) private brand sales or penetration, (xvi) backlog, (xvii) income, pre-tax income or net income, (xviii) operating income or pre-tax profit, (xix) earnings before interest, taxes, depreciation and amortization (or EBITDA), (xx) earnings before interest and taxes (or EBIT), (xxi) operating profit, net operating profit or economic profit, (xxii) gross margin, operating margin, merchandise margin or profit margin, (xxiii) return on operating revenue or return on operating assets, (xxiv) cash from operations, (xxv) operating ratio, (xxvi) operating revenue, (xxvii) market share improvement, (xxviii) general and administrative expenses and (xxix) customer service.

(d) Calculation of Performance Goals. The Committee will objectively define the manner of calculating the Performance Goal or Performance Goals it selects to use for such Performance Period for such Participant, including whether or to what extent there shall not be taken into account any of the following events that occurs during the Performance Period: (i) changes in corporate capitalization or corporate transactions, (ii) asset write-downs, (iii) litigation, claims, judgments or settlements, (iv) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (v) accruals for reorganization and restructuring programs, (vi) any extraordinary, unusual, non-recurring or non-comparable items (A) as described in Accounting Standard Codification Section 225-20, (B) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year, or (C) publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period, or (vii) any other event to the extent consistent with the requirements of section 162(m) of the Code. To the extent consistent with section 162(m) of the Code, the Committee may provide that such calculation shall be made on the same basis as reflected in a release of the Company’s earnings. The Committee shall specify in the minutes how the financial calculations for the Performance Goals will be made.

(e) Earning an Award.  A Participant will earn an Award for a Performance Period based on the level of achievement of the Performance Goals established by the Committee for that period; provided that the Committee may reduce (but not increase) an Award below the level determined based on the Performance Goals based on additional established performance criteria and/or based on its assessment of personal performance or other factors. Such reduction shall be based on any factors determined by the Committee in its sole discretion. A Participant will receive no Award if the level of achievement of Performance Goals is below the minimum required to earn an Award for the Performance Period, as specified by the Committee at the time the Performance Goals are established.

(f) Maximum Award Amount.  The maximum aggregate amount that may be paid to each Participant pursuant to Awards granted under the Plan with respect to each fiscal year shall not exceed $2,500,000. If a Performance Period includes more than one fiscal year, the amount payable with respect to each fiscal year during the Performance Period shall be determined by dividing the total amount payable for the Performance Period by the number of whole and partial fiscal years in the Performance Period.

(g) Section 162(m).  Awards that are intended to be “qualified performance-based compensation” under Code section 162(m) shall be based on Performance Goals for each Performance Period that shall satisfy the requirements for “qualified performance-based compensation” under Code section 162(m), including the requirement that the achievement of the Performance Goals be substantially uncertain at the time they are established and that the Performance Goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Performance Goals have been met. An Award that is designated as “qualified performance-based compensation” under Code section 162(m) may not be awarded as an alternative to any other award that is not designated as “qualified performance-based compensation,” but instead must be separate and apart from all other awards made. The Committee is authorized to reduce an Award for any Performance Period based upon its assessment of personal performance or other factors, but not to increase the Award beyond the amount determined based on achievement of the Performance Goals for that Participant. Any reduction of a Participant’s Award shall not result in an increase in any other Participant’s Award.

6. Payment of Awards

The Committee shall certify achievement of the Performance Goals and determine the Awards that will be paid by the Company to each Participant as soon as practicable following the final determination of the Company’s financial results for the relevant Performance Period. Payment of the Awards certified by the Committee shall be made within 2 ½ months following the last day of the Performance Period.

7. Limitations on Rights to Payment of Awards

(a) Employment. No Participant shall have any right to receive payment of an Award under the Plan for a Performance Period unless the Participant remains in the employ of the Company through the payment date; provided, however, that the Committee may determine at the time an Award is granted or anytime thereafter, to the extent consistent with section 162(m) of the Code, that if a Participant’s employment with the Company terminates prior to the payment date, the Participant shall remain eligible to receive all or a pro-rated portion of any Award that would otherwise have been earned for the applicable Performance Period, based on attainment of the Performance Goals, in such circumstances as the Committee deems appropriate. If payments are to be made under the Plan after a Participant’s death, such payments shall be made to the personal representative of the Participant’s estate.  Payment of any Awards pursuant to this Section 7 shall be made at the time Awards are paid to other Participants for the Performance Period, in accordance with Section 6 above, and subject to Section 8.

(b) Leaves of Absence. If a Participant is on an authorized leave of absence during the Performance Period, the Participant may be eligible to receive a pro-rated portion of any Award that would otherwise have been earned, as determined by the Committee.

8. Change of Control

(a) Awards. Unless the Committee determines otherwise at the time an Award is granted or anytime thereafter, to the extent consistent with section 162(m) of the Code, if a Change of Control occurs prior to the end of a Performance Period, the Performance Period shall cease upon the Change of Control date and each Participant who is in the employ of the Company on the date of the Change of Control, or as otherwise determined by the Committee pursuant to Section 7 above, shall receive an Award for the Performance Period in which the Change of Control occurs, based on performance measured as of the date of the Change of Control, or as otherwise determined by the Committee.

(b) Payment. Payment shall be made within 60 days after the Change of Control date (regardless of whether the Participant is employed after the Change of Control).
9. Deferrals

Notwithstanding the foregoing, the Committee may permit a Participant to defer receipt of an Award that would otherwise be payable to the Participant. The Committee shall establish rules and procedures for any such deferrals, consistent with the applicable requirements of Code section 409A.

10. Amendments

The Committee may at any time amend this Plan; provided, however, that the Committee shall not amend the Plan without stockholder approval if such approval is required by Code section 162(m). The Committee may determine that the Plan will be submitted to the Company’s stockholders for reapproval by the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the Plan, if additional Awards that are intended to be “qualified performance-based compensation” under Code section 162(m) are to be paid under the Plan and if required by Code section 162(m) or the regulations thereunder. Except as provided in Section 12(g) below, no amendment that adversely affects any Participant’s rights to an Award that has been earned prior to the date of the amendment shall be effective for such Award unless the Participant consents to the amendment.

11. Termination

The Committee may terminate this Plan at any time. In the case of termination of the Plan other than in connection with a Change of Control, the Committee may determine that each Participant may receive a pro-rated portion of the Award that would otherwise have been earned for the then current Performance Period had the Plan not been terminated, as determined by the Committee. Each Award payable in accordance with this Section 11 shall be paid as described in Section 6 above.

12. Miscellaneous Provisions

(a) No Employment Right. This Plan is not a contract between the Company and any employee or Participant.  Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any employee or any Participant any right to be retained in the employ of the Company. The Company is under no obligation to continue the Plan. Nothing contained in the Plan shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board or committees thereof, to change the duties or the character of employment of any employee or to remove any individual from the employment of the Company at any time, all of which rights and powers are expressly reserved.

(b) No Assignment. A Participant’s right and interest under the Plan may not be assigned or transferred, except upon death as provided in Section 7 above, and any attempted assignment or transfer shall be null and void.

(c) Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Awards under this Plan.  Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(d) Obligations to the Company. If a Participant becomes entitled to payment of an Award under the Plan, and if at such time the Participant has outstanding any debt, obligation or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the Award otherwise distributable, to the extent consistent with Code section 409A. Any determination under this Section 12(d) shall be made by the Committee in its sole discretion.

(e) Withholding Taxes. All Awards under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require that the Participant or his or her personal representative pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Awards, or the Company may deduct from such Awards or other wages paid by the Company the amount of any withholding taxes due with respect to such Awards.

(f) Stockholder Approval. All Awards for the 2018 fiscal year Performance Period will be made contingent upon, and subject to, stockholder approval of the Plan at the 2017 annual stockholders’ meeting.

(g) Compliance with Law. It is the intent of the Company that the Plan and Awards that are intended to be “qualified performance-based compensation” under Code section 162(m) comply with the applicable provisions of Code section 162(m). It is the intent of the Company that the Plan and Awards comply with the applicable provisions of Code section 409A or an exemption, including any six month delay required for specified employees, if applicable. To the extent that any legal requirement of Code section 162(m) or 409A as set forth in the Plan ceases to be required under Code section 162(m) or 409A, that Plan provision shall cease to apply. Payment of Awards shall only be made in a manner and upon an event permitted under Code section 409A. Each payment shall be treated as a separate payment for purposes of Code section 409A, and in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Code section 409A. Notwithstanding the foregoing, in no event shall the Company be liable for any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Code section 409A. The

Committee may revoke any Award if it is contrary to law or modify an Award to bring it into compliance with any valid and mandatory government regulation.

(h) Governing Law. The validity, construction, interpretation and effect of the Plan shall exclusively be governed by and determined in accordance with the law of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

(i) Adjustments in Awards.  The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines, in its sole discretion, that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that, any such adjustments with respect to Awards that are intended to be “qualified performance-based compensation” shall be consistent with the requirements of Code section 162(m).

Boot Barn Holdings, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 5:00 p.m., Central Time, on August 29, 2017.
Vote by Internet
• Go to www.envisionreports.com/BOOT
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X	• Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and FOR Proposal 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

01 – Greg Bettinelli	☐	☐	02 – Brad J. Brutocao	☐	☐	03 – James G. Conroy	☐	☐

04 – Christian B. Johnson	☐	☐	05 – Brenda I. Morris	☐	☐	06 – J. Frederick Simmons	☐	☐

07 – Peter Starrett	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratification of Deloitte & Touche LLP as the independent auditor for the fiscal year ending March 31, 2018.	☐	☐	☐	3. Approval of the Boot Barn Holdings, Inc. Cash Incentive Plan for Executives.	☐	☐	☐

Note: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

7 1 D V	+

02DXZA

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – Boot Barn Holdings, Inc.

Notice of 2017 Annual Meeting of Shareholders

15345 Barranca Pkwy, Irvine, California 92618

Proxy Solicited by Board of Directors for Annual Meeting – August 30, 2017

James G. Conroy and Gregory V. Hackman, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Boot Barn Holdings, Inc. to be held on August 30, 2017 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of directors, FOR Proposal 2 and FOR Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)